UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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VAXART, INC.

170 Harbor Way, Suite 300

South San Francisco, California 94080

SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 21, 2025

This supplement amends and supplements the Vaxart, Inc. (the “Company”) Proxy Statement dated April 10, 2025 (the “Proxy Statement”). We refer to this supplement, dated May 16, 2025, as the “Supplement”. This Supplement is intended to be read in conjunction with our Proxy Statement and therefore does not contain all of the information that may be important to you in deciding how to vote on the matters to be considered at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). To the extent information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this Supplement is the more current information, including any discussion related to the number of authorized shares of the Company’s common stock following a reverse stock split.

Proposal No. 2 provides for the adoption of amendments to the Company’s Restated Certificate of Incorporation to effect a reverse split of the common stock at a ratio of not less than 1-for-5 and not more than 1-for-50 selected by the Board (the “Reverse Split Amendments”), with all Reverse Split Amendments other than the one implementing the ratio selected by the Board being abandoned. Although Proposal No. 2 provides the Board the authority to effect a reverse split of the common stock at any ratio within such range, on May 15, 2025, the Board adopted resolutions determining not to implement (and to abandon) any Reverse Split Amendment that would effect a reverse split of the common stock at any ratio higher than 1-for-20. In addition, on May 15, 2025, the Board approved a separate amendment to the Company’s Restated Certificate of Incorporation to reduce the authorized number of shares of the Company’s common stock at the ratio that may be selected by the Board for the Reverse Split Amendment (which ratio will not be higher than 1-for-20) (the “Authorized Share Reduction Amendment”). If Proposal No. 2 is adopted at the Annual Meeting, the Board will call and hold a special meeting of stockholders for the adoption of the Authorized Share Reduction Amendment, and the Company will file a preliminary proxy statement to hold such special meeting shortly after the Board approves the ratio for the Reverse Stock Split Amendment. If the proposal to adopt the Authorized Share Reduction Amendment is approved at the special meeting, the Board will direct the Company to file the Authorized Share Reduction Amendment that reduces the authorized shares of common stock at the same ratio selected for the Reverse Split Amendment.

All references in the Proxy Statement to the reverse stock split are hereby updated accordingly, as applicable.